Exhibit 10.2
BIBBY FINANCIAL SERVICES
STANDARD CONDITIONS FOR
THE PURCHASE OF DEBTS
(EDITION A/2004) INCORPORATED
INTO THE CONFIDENTIAL
INVOICE DISCOUNTING
AGREEMENT MADE WITH
SIGNATURE INDUSTRIES LIMITED

CONTENTS

1. Introduction	3

2. Duration of this Agreement	3

3. Notification and ownership of Debts	3

4. Purchase Price of Debts	4

5. Credit Limits	5

6. Your accounts	7

7. Factor’s Discount, Fees and other charges	10

8. Collection of Debts	14

9. Provision of information and documentation	18

10. Your undertakings	19

11. Your warranties	22

12. Computerised Services	24

13. Communications with third parties	28

14. Unlimited partnerships and sole traders	28

15. Termination of this Agreement	33

16. Variation, assignment and novation of this Agreement	37

17. Liability and waivers	37

18. Power of attorney	38

19. Service of notices	39

20. Governing law	40

21. Definitions	40

1.	Introduction
1.1	In this Agreement words defined in condition 21 shall have the meanings set out in that condition.
1.2	Terms set out in any Special Conditions or Schedule to this Agreement shall prevail over any inconsistent term in these Standard Conditions.
1.3	References to numbered conditions are to conditions in these Standard Conditions.
2.	Duration of this Agreement
2.1
This Agreement shall begin on the Commencement Date and continue for the Minimum Period. It shall endure thereafter until terminated by either of us giving to the other notice in writing of at least the Minimum Notice Period to expire on the last day of a calendar month. Such notice may only be given after the expiry of the Minimum Period.

2.2	We shall have the right at any time following a Termination Event to terminate this Agreement by written notice to you.
3.	Notification and ownership of Debts
3.1	This Agreement shall apply to the categories of Debts referred to in clause 4 of the Particulars and such other categories of Debts as we may agree in writing with you.
3.2
By this Agreement you assign to us with full title guarantee all Debts together with their Related Rights which are Outstanding on the Commencement Date or which come into existence after the Commencement Date until this Agreement is terminated. The ownership of each Initial Debt and its Related Rights shall vest in us on the Commencement Date. The ownership of each Debt coming into existence after the Commencement Date and its Related Rights shall vest in us automatically upon the Debt coming into existence.

3.3
Initial Debts shall be Notified to us on an Invoice Schedule on the Commencement Date. Debts coming into existence after the Commencement Date shall be Notified to us on Invoice Schedules within 2 days of the issue of an invoice evidencing the Debt to your Customer or within such other period as we may stipulate in writing.

3.4
The Notifications referred to in condition 3.3 will constitute specific assignments by you to us of each Debt and shall be in addition to the general assignment of all Debts effected by condition 3.2 so that, at our option, we can obtain a legal assignment of each Debt.

3.5	If any Debt shall fail to vest in us, you will hold the Debt and its Related Rights on trust for us.
3.6
Unless stated in the Special Conditions or we tell you in writing to the contrary, you will send to us with each Invoice Schedule a copy of each invoice and such other documents which evidence the complete performance of the Contract of Sale as we require.

3.7	Unless we tell you in writing, your obligation to Notify Debts under condition 3.3 does not apply to Non-notifiable Debts.
3.8
We may require you at your expense to execute a written assignment to us of a Debt and its Related Rights. You will pay all stamp duty (if any) on such assignment or on any reassignment of a Debt by us to you.

3.9	Any credit note will be raised immediately when due and Notified to us on a Credit Note Schedule together with, if we tell you, a copy of the credit note within 2 days of its issue.
4.	Purchase Price of Debts
4.1	The Purchase Price of each Debt vesting in us shall be the amount paid to us in or towards discharge of the Debt less:
4.1.1	any Allowance due to or taken by the Customer; and
4.1.2	Factor’s Discount, Fees and any other amounts due from you to us under this Agreement or any other agreement.

4.2	Unless otherwise agreed by us, the Purchase Price shall be payable in Sterling. If a Debt is expressed in a currency other than Sterling:
4.2.1
we may provisionally calculate the Purchase Price at the rate of exchange quoted by our bankers for them to purchase the relevant currency on the date we credit the Debt to the Sales Ledger Control Account;

4.2.2
when converting any Collection to Sterling we may calculate the Purchase Price at the rate of exchange quoted by our bankers for them to purchase the relevant currency on the date we debit the Collection to the Sales Ledger Control Account; and

4.2.3	you will indemnify us for any exchange rate losses which we suffer and the amount of such losses shall be debited to your Client and Sales Ledger Control Accounts.
5.	Credit Limits
5.1
We may establish a Credit Limit for each of your Customers for the purpose of calculating the amount of Prepayments that may be made to you. Debts coming into existence after the establishment of a Credit Limit may be Approved Debts to the extent that they are within such Credit Limit. Debts in excess of a Credit Limit and Debts for which no Credit Limit has been established shall be Disapproved Debts.

5.2	If we decide not to establish Credit Limits for any of your Customers, in our sole discretion we may treat some or all Debts which are Disapproved Debts as Approved Debts.
5.3
If the total of Outstanding Debts due from a Customer is in excess of any Credit Limit for that Customer, the Debts shall be treated as Approved or Disapproved in the order in which the relevant invoices are dated. Upon payment of an Approved Debt, Disapproved Debts which then come within the Credit Limit may become Approved Debts.

5.4
We may establish, increase, reduce or cancel a Credit Limit entirely at our discretion and shall not be obliged to give you any reason for our decision. We shall advise you of Credit Limits and changes to them in such manner as we shall decide.

5.5
Your application for a Credit Limit or any variation to a Credit Limit may be made verbally or in writing and you must provide all information about the Customer which we may require together with an indication of the Credit Limit you want. Such information must be true and accurate.

5.6
We are not a credit reference agency and the establishment of a Credit Limit is not to be treated as an indication of the creditworthiness of a Customer. You will not tell anyone, including your Customers, the amount or absence of any Credit Limit.

5.7	An Approved Debt will immediately and without notice become a Disapproved Debt:
5.7.1	upon expiry of the Approval Period;
5.7.2	upon termination of this Agreement, at which time all Credit Limits will automatically be reduced to zero; or
5.7.3	upon the occurrence of a Termination Event (whether or not we exercise our right to terminate this Agreement).
5.8
We may designate all or part of an Approved Debt as a Disapproved Debt immediately and without notice if you are in breach of any undertaking or warranty relating to the Debt or the Debt is disputed by your Customer.

5.9	If an Approved Debt becomes a Disapproved Debt, you will forthwith repay any Prepayment made in respect of such Debt.
5.10
At any time we may treat as a Disapproved Debt such percentage or amount of an Approved Debt as in our absolute discretion we shall decide to cover the risk of non-payment of the full amount of any Approved Debt.

5.11
In so far as a Debt in excess of a Credit Limit or a Debt for which no Credit Limit has been established is designated as an Approved Debt on any report or account provided by us to you, including (without limitation) on a Customer Aged Debt Analysis, for the purpose of calculating the Available Funds, such Debt will only be an Approved Debt to the extent that it is within the relevant Credit Limit and does not exceed the Customer Concentration Percentage.

5.12
We may exercise our right of Recourse or reassign a Debt to you at any time after any of the events specified in conditions 5.7 and 5.8. Recourse shall be effected by your paying to us any Prepayment paid in respect of the Debt. Reassignment shall be effected by debiting the Notified Value of the Debt to your Client and Sales Ledger Control Accounts.

6.	Your accounts
6.1
We shall maintain such accounts as we consider necessary to record details of the Debts purchased by us, amounts received from you or your Customers, the Available Funds, the Factor’s Discount, Fees and other sums due to or from us including a Client Account, a Current Account and a Sales Ledger Control Account.

6.2
The anticipated Purchase Price of all Debts will be credited to your Sales Ledger Control Account. The amount credited may be equivalent to the Notified Value before deduction of the items referred to in conditions 4.1.1 and 4.1.2 and may be adjusted as necessary at any time.

6.3	We shall debit to your Sales Ledger Control Account:
6.3.1	the Notified amount of any credit note issued by you;

6.3.2	the amount of any Allowance due to or taken by a Customer;
6.3.3	any adjustment to the value of a Debt to which we consider the Customer is entitled; and
6.3.4	any Collection.

6.4	The net amount of all credits and debits made to your Sales Ledger Control Account under conditions 6.2 and 6.3, excluding Collections, shall be applied to your Client Account.
6.5	The amount of all payments made by us to you and all Factor’s Discount, Fees and other charges payable by you under this Agreement shall be debited to your Client Account.
6.6	The balance on your Current Account at any time will be calculated by deducting the balance on your Client Account from the balance on your Sales Ledger Control Account.
6.7	You may request payments from us in or towards the Purchase Price of Debts. Subject to the terms of this Agreement and the amount of your Available Funds and the Funding Limit, we may make a:
6.7.1	Prepayment to you in respect of all Outstanding Approved Debts on the Working Day following the receipt of your Invoice Schedule relating to such Debts;
6.7.2
payment to you of the amount or balance of the Purchase Price of Debts equal to any Collection less any Prepayment made in respect of such Debts on the Working Day following receipt of such Collection.

6.8	We shall not be obliged to make any payments to you:
6.8.1	in excess of the Available Funds;
6.8.2	if, having made such payment, the balance on your Current Account would exceed the Funding Limit;
6.8.3	against the Outstanding Approved Debts of a Customer to the extent that such Debts are in excess of the Customer Concentration Percentage;
6.8.4	if you are Insolvent; or
6.8.5	after the occurrence of a Termination Event.

6.9	In our absolute discretion, we may make Prepayments to you in excess of the Available Funds or Funding Limit on such terms and subject to the payment of such additional charges as we may specify.
6.10	You will repay to us on demand any amount by which:
6.10.1	the balance on your Current Account exceeds the value of Approved Debts after applying the Approved Funding Percentage and Customer Concentration Percentage; or
6.10.2	any Prepayment exceeds the relevant Purchase Price.
6.11
Unless otherwise agreed by us, all payments by us to you shall be made to your account through the Bankers Automated Clearing System or Clearing Houses Automated Payment System, except payments in Approved Currencies which shall be made to you through the Society for Worldwide Interbank Telecommunication system.

6.12	No interest shall be payable by us to you in respect of credit balances on your Current Account.
6.13
We shall have the right at any time to debit to your Client Account all amounts owing by you to us, whether under this Agreement or any other agreement or on any other account and whether payable presently, prospectively or contingently, or by reason of an assignment to us, and/or to set off such amounts against sums due from us to you. In our absolute discretion, we may make a reasonable estimate of an amount payable where it cannot be determined at the relevant time. All such amounts shall be combined into a single account. Any debit balance shall be immediately payable to us and any credit balance may be payable to you.

6.14
We may at any time debit to your Client Account the amount of any liability owed by you to any Bibby Group Company. We are authorised by you to guarantee payment of such liability to such company and you agree to indemnify us against all sums paid under such guarantee.

6.15
We shall send you statements of the Sales Ledger Control Account and Client Account at such intervals as we shall decide and a Client Statement at the end of each month or we shall provide you with access to such Accounts through our Computerised Services. Such Accounts shall be treated as correct and binding upon you except for obvious errors or those of which you tell us within 15 days of the date of our sending such Accounts to you or of their publication though our Computerised Services.

6.16
In any proceedings, you agree that any account maintained by us and certified by our company secretary or a director of ours as to the balance on such account or any loss or damage suffered by us shall be conclusive evidence of the amount so certified in the absence of obvious error or error in law.

6.17	All payments to be made by you under this Agreement shall be made immediately without deduction or set off. If any deduction is required by law, you will:
6.17.1	deduct the minimum amount you are required to deduct;
6.17.2	promptly account to the relevant authority for such amount and deliver to us on demand such documents as we may reasonably request in respect of that payment; and
6.17.3	pay to us such additional amount as shall ensure that we shall receive the full amount payable under this Agreement as if no deduction had been made.
7.	Factor’s Discount, Fees and other charges
7.1	You will pay to us:
7.1.1	the Retrospective Fee, which we shall debit to your Client Account at any time on or after the Commencement Date;
7.1.2
the Fee, which we shall debit to your Client Account either at the percentage rate shown in the Particulars on receipt of each Invoice Schedule or monthly on the first Working Day of each month commencing with the month following the Commencement Date at a rate equivalent to one-twelfth of the annual rate shown in the Particulars (as appropriate);

7.1.3	the Refactoring Fee, which we shall debit to your Client Account on or at any time after the first Working Day of the month following the month during which the Refactoring Fee accrues;
7.1.4	all Disbursements, which we shall debit to your Client Account at the time the relevant expense is incurred or payable.
7.2	The Fee and Retrospective Fee cover:
7.2.1	a licence to use our Computerised Services (if we have agreed to provide them to you);
7.2.2	the provision of statements of your Sales Ledger Control, Client and Current Accounts and other reports;
7.2.3	establishing and monitoring Credit Limits and Customer Limits (Non-recourse facilities only); and (in the case of factoring, but not invoice discounting, agreements)
7.2.4	the management of your sales ledger; and
7.2.5	actions taken by us to collect Debts.
7.3
If the total of the Fees (excluding the Retrospective and Refactoring Fees) debited to your Client Account in the period shown in clause 10 of the Particulars (starting from the first day of the month following the Commencement Date) is less than the Minimum Fees for such period, you will pay to us the amount of such deficit. If we anticipate that there will be a deficit in any subsequent period, we may debit your Client Account with the estimated amount of such deficit.

7.4
If a Debt is expressed in a currency other than Sterling but we have agreed with you to pay the Purchase Price of each Debt vesting in us in Sterling, the Retrospective Fee, Fee and Refactoring Fee (if payable as a percentage of the Notified Value of the Debt) shall be converted to the Sterling equivalent of the Debt calculated at the rate of exchange quoted by our bankers for them to purchase the relevant currency on the date we credit the Debt to the Sales Ledger Control Account.

7.5
If this Agreement ends for any reason before the expiry of the Minimum Period or without you giving us notice of at least the Minimum Notice Period or if we exercise any of our rights under condition 15.3 following a Termination Event, you will pay to us the greater of either:

7.5.1
a sum equivalent to the balance of the Minimum Fees (after deduction of the Fees already debited to your Client Account during the relevant period) which would have been payable had this Agreement continued from the date of termination or the occurrence of the Termination Event (as appropriate) for, as appropriate, the remainder of the Minimum Period and the Minimum Notice Period; or

7.5.2
a sum equivalent to the Fees which would have accrued had this Agreement continued from the date of termination or the occurrence of the Termination Event (as appropriate) for, as appropriate, the remainder of the Minimum Period and the Minimum Notice Period on the assumption that such Fees would have accrued proportionally at a rate equivalent to the monthly average of the Fees charged to you during the six months immediately preceding the ending of this Agreement or the occurrence of the Termination Event (as appropriate).

7.6	You will not be entitled to any refund of the Retrospective Fee, Fee or Refactoring Fee upon termination of this Agreement, the Recourse or reassignment of a Debt or the issue of any credit note.
7.7
If we agree in writing that this Agreement may end without you giving us the full period of notice to which we are entitled, you will pay to us such sum as we may specify as consideration for our agreement to waive our entitlement to receive such notice.

7.8
You will pay to us an arrangement fee for any variation of this Agreement or any additional service or facility requested by you, including our processing of Invoice Schedules or Collections so that we may make payments to you the same day as the receipt of such items, the making of payments to you in excess of the Available Funds or Funding Limit and the provision of additional reports, our charges for which will be provided to you from time to time.

7.9	You will indemnify us against:
7.9.1	all costs and expenses payable by us as a result of appointing accountants, lawyers, other professional advisers or debt collection agencies to:
7.9.1.1	enforce this Agreement;

7.9.1.2	resolve disputes with Customers; and

7.9.1.3	issue proceedings to collect Debts;
7.9.2	all costs and expenses payable to any Customer or third party in any proceedings;
7.9.3	any claim against us by a Customer;
7.9.4	all bank charges of whatever nature for which we are liable in respect of any Debt or Collection;
7.9.5	any loss caused directly or indirectly by your breach of this Agreement;
7.9.6
any increase from time to time in the cost to us of the funds we obtain to provide Prepayments to you under this Agreement including, without limitation, to the discount or interest rate or other costs, charges, fees and expenses relating to such funds (whether such Prepayments are in existence at the time of, or made after, such increase); and

7.9.7
any costs and expenses incurred by us in carrying out any of your obligations under this Agreement or anything which we reasonably request you to do in connection with the proper performance of this Agreement.

7.10
The Factor’s Discount shall accrue from day to day and shall be calculated at the rate specified in the Particulars on the balance on your Current Account from time to time. Any amount debited to the Client Account will be treated as a Prepayment to which the Factor’s Discount applies. The Factor’s Discount shall be debited daily to your Client Account. Whilst we shall debit all Collections to your Sales Ledger Control Account on the date of receipt of the relevant Collection, for the purpose of calculating Factor’s Discount, value for Collections will only be credited to your Sales Ledger Control Account 6 Working Days after the date of receipt of the Collection by us or, if later, on the date we receive cleared funds in our account.

7.11	Where applicable, Value Added Tax will be payable on all Fees and other amounts payable by you to us under this Agreement.
8.	Collection of Debts
8.1
We shall have the sole and exclusive right of collecting and enforcing payment of any Debt in such manner as we consider appropriate. You have no right to collect Debts unless condition 8.6 applies or you have our written authority.

8.2	Except where provided to the contrary in this Agreement:
8.2.1	you will give written notice to each Customer of the assignment of Debts to us on all invoices, statements of account and other documents in such format and at such times as we shall tell you; and
8.2.2	we shall be entitled to give notice to your Customers of the assignment of Debts to us at any time and in such format as we shall in our complete discretion determine.

8.3	We shall have the right to:
8.3.1
appropriate any Collection, credit or Allowance in or towards the satisfaction of Approved Debts in priority to Disapproved Debts even though the Customer may have allocated the Collection, credit or Allowance against invoices evidencing specified Disapproved Debts;

8.3.2	accept payment from a Customer of a sum less than the Notified Value of the Debt in satisfaction of such Debt ;
8.3.3	commence, conduct, defend or compromise any proceedings in your and/or our name for the recovery of a Debt or resolve any dispute with a Customer on such terms as we consider appropriate;
8.3.4	make payment to a Customer of any credit balance on the Customer’s account; and
8.3.5
take possession of any Returned Goods and to sell them on such terms as we shall decide. The net proceeds of sale, after deduction of all costs and expenses incurred in securing possession of and selling the goods, shall be treated as a Collection and applied by us in or towards payment of the relevant Debt.

8.4	You will be bound by our decisions even if the Purchase Price of a Debt is reduced as a consequence.
8.5	If requested by us, you will:
8.5.1	fully co-operate with us to collect Debts and resolve disputes with Customers;
8.5.2	provide us free of charge with all evidence required by us;
8.5.3	ensure the attendance at any hearing of all witnesses required in connection with any proceedings; and
8.5.4	exercise your rights under a Contract of Sale to enforce any Related Rights.

8.6	If we appoint you as our agent to collect Debts:
8.6.1	you will act as our agent solely for the purpose of collecting and enforcing payment of Debts and enforcing and protecting all Related Rights relating to Debts;
8.6.2	you undertake to act promptly and efficiently at your expense in carrying out your duties as our agent;
8.6.3	you will not hold yourself out as our agent for any other purpose;
8.6.4	you will not appoint any other person to collect payment of Debts without our prior written consent;
8.6.5	condition 8.2 will not apply unless we terminate your agency under condition 8.7;
8.6.6
you will manage the accounts of Customers, render statements to Customers and maintain such accounts and records in respect of the Debts as we shall from time to time stipulate and will conspicuously mark your ledgers to show that the Debts have been assigned to us;

8.6.7
we may open a bank account in your name and you will deliver to the relevant bank an irrevocable mandate under which officers of ours are appointed as the only authorised signatories. You will pay into such bank account all payments tendered by Customers in or towards the discharge of Debts purchased by us under this Agreement (excluding Non-notifiable Debts);

8.6.8
no Prepayments shall be made in respect of Debts payable by standing order or direct debit until you have provided us with satisfactory evidence that payment under such standing order or direct debit will be made to the bank account identified in condition 8.6.7;

8.6.9	we may communicate with Customers in our or your name for the purpose of verifying the existence and amount of Debts;

8.6.10	you will provide us with the following documents completed to the month end by the 12th day of the following month:
8.6.10.1	a reconciliation of your sales ledger to your Sales Ledger Control Account in a format specified by us;
8.6.10.2	an open item aged Customer listing, including the Customer’s name, address and telephone number;
8.6.10.3	copies of all Customer statements;
8.6.10.4	an aged creditors’ listing; and
8.6.10.5	copies of your bank statements for all accounts maintained by you (procuring your bankers to send such statements direct to us);
8.6.11	you will provide us with monthly management accounts for each month by the end of the calendar month following the month to which the accounts relate; and
8.6.12	you will allow us to audit your sales ledger and inspect your accounting records at your premises at such frequency and cost to you as we shall stipulate.
8.7	We may at any time terminate your agency to collect Debts. Upon termination of such agency:
8.7.1	we may ask you to comply with condition 8.2.1, if previously you have not been required to do so;
8.7.2	you will not hold yourself out as our agent for any purpose;

8.7.3	we shall collect all Debts or supervise their collection by a third party;

8.7.4	you will ensure that Customers pay all Debts directly to us;
8.7.5	you will immediately deliver to us such accounts, documents and records relating to the Outstanding Debts as we specify; and

8.7.6
we shall be entitled to charge you a collection fee of 10% of the Notified Value of all Debts Outstanding at the date of the termination of the agency (which we may debit to your Client Account at any time after such date) and of all Debts Notified to us after such date (which we may debit to your Client Account at any time after each Debt is Notified). Such collection fee is to cover the additional work we will be required to perform to carry out the obligations you agreed to undertake under the terms of your agency. You acknowledge that such collection fee represents a genuine pre-estimate of the loss we are likely to sustain in consequence of the termination of your agency to collect Debts.

9.	Provision of information and documentation
9.1
You agree to allow any representative or agent of ours at all reasonable times to enter any premises at which you carry on business to inspect goods (including Returned Goods) and check Contracts of Sale and all books, accounts, computer or other records, orders, correspondence and such other documents as we may require and to copy such documents and computer disks at your expense.

9.2
You will supply us with a signed copy of your balance sheet and accounts and (if you are a limited company or LLP) directors’ report for each of your accounting reference periods either audited (if you are a limited company or LLP) or certified as true and correct by a firm of chartered or certified accountants (if you are a partnership or sole trader) as soon as they are available and in any event within 7 months from the end of each such accounting period.

9.3
You will provide us with your management accounts and such other financial reports showing your financial position and the results of your operations as we may require for such periods and at such intervals as we may specify.

10.	Your undertakings

You undertake, for the duration of this Agreement and until you have discharged all monies owing to us, that:
10.1	after Notifying a Debt to us:
10.1.1	you will not vary the terms of the Contract of Sale, any payment terms or settlement discounts (if any);
10.1.2	you will promptly perform all your obligations to the Customer under the Contract of Sale and, at our request, provide satisfactory evidence of the complete performance of the Contract of Sale;
10.1.3	you will owe no obligations to the Customer other than under the Contract of Sale;
10.1.4	you will not agree with the Customer to allow any credit against the Debt or issue a credit note for a sum in excess of the Credit Note Limit; and
10.1.5	you will not issue or agree with the Customer to issue any credit note against the Debt if we have notified you that you must not do so;
10.2	you will not agree with a Customer better payment terms or settlement discounts (if any) than those specified in the Client Particulars without our prior written consent;
10.3
every Contract of Sale is subject to the law of England and Wales, provides for payment in Sterling (unless we have agreed in writing that your Customers may make payment of Debts in an Approved Currency) and such Contract of Sale does not include any prohibition against the assignment of the Debt or the Contract of Sale under which the Debt arises;

10.4	save as provided in condition 10.5, you will not include in any Invoice Schedule any Debt:
10.4.1	until the relevant Contract of Sale has been completely performed;
10.4.2	due from an Associate;
10.4.3	owed by a Customer from whom you purchase goods or services or with whom you have any contra accounting agreements;

10.4.4	which arises from a Contract of Sale containing terms that entitle the Customer to return the goods;
10.4.5	which is a Non-notifiable Debt;
10.4.6	in respect of which a payment has previously been made to you; or
10.4.7
which arises under a Contract of Sale providing for the supply of goods in instalments or provision of services on a periodic basis unless the Contract of Sale is divisible and the Customer has agreed to pay for each instalment delivery or period irrespective of the performance of your further obligations under the Contract of Sale;

10.5	you will Notify us separately of each Debt which:
10.5.1	does not comply with the undertakings and warranties contained in this Agreement providing particulars of the relevant undertakings and warranties with which you are unable to comply;
10.5.2
relates to a claim for interest and/or compensation payable either pursuant to the Contract of Sale or the Late Payment of Commercial Debts (Interest) Act 1998, providing details of how the claim arises and the calculation of the claim; or

10.5.3	is an Export Debt or arises under a Contract of Sale providing for payment in an Approved Currency;
10.6	you will tell us immediately of any:
10.6.1	breach by you of any undertaking or warranty given by you in this Agreement;
10.6.2	change or proposed change in the Control of your business or that of any Associate or Guarantor;
10.6.3	Insolvency proceedings commenced against you, any Guarantor, Associate or Customer;

10.6.4	security holder enforcing its security over any part of your assets or undertaking;
10.6.5	material information about the creditworthiness of a Customer;
10.6.6	dispute between you and a Customer and provide us with full particulars of such dispute; and
10.6.7	Returned Goods which have been delivered into your possession;
10.7	you will not create any security, trust, lien or other interest over your existing or future Debts without our prior written consent;
10.8	you will not sell any of your assets except in the ordinary course of your business, as stated in the Client Particulars, on commercial terms and for full value;
10.9
you will not enter into any other agreement for the factoring or discounting of Debts and you will procure that no Associate of yours enters into an agreement for the factoring or discounting of its debts without our prior written consent;

10.10	you will comply with any procedures which we communicate to you for the efficient day-to-day operation of our respective obligations under this Agreement;
10.11	you will sign all documents, including assignments of Debts or Related Rights, and do anything we reasonably request to exercise or enforce our rights under this Agreement;
10.12	you are properly registered under the Data Act and will ensure that such registration continues in force;
10.13
you will ensure that your processing of information about your sole trader and unlimited partnership Customers is accurate and complies with the Data Act and, in particular, the 8 data protection principles set out in the Data Act;

10.14	you will advise us immediately if you are notified of any alleged breach of the Data Act in relation to a Customer;
10.15	you will advise us immediately of all communications received from a Data Subject;
10.16
you will communicate to your sole trader and unlimited partnership Customers that information about them will be disclosed to us and how we will use such information and you will obtain their consent to your providing such information to us and our processing of such information for the purposes set out in condition 14.11 in accordance with the first and second principles set out in the Data Act;

10.17
you will, upon receipt of any form of payment tendered in or towards the discharge of a Debt purchased by us under this Agreement, hold such payment absolutely in trust for us and (excluding Non-notifiable Debts unless we tell you otherwise in writing) you will:

10.17.1	immediately deliver to us the identical cash, cheque, bill of exchange or other remittance or pay it into such bank account as we may stipulate; and
10.17.2	keep it separate from your other money and will not, under any circumstances, pay it into your own account or the account of any other person.
11.	Your warranties
11.1	In relation to each Debt included in an Invoice Schedule, by delivering the Invoice Schedule you will give all the following warranties to us:
11.1.1	the Debt arises under a genuine Contract of Sale made with one of your Customers in the normal course of your business, as stated in the Client Particulars;
11.1.2
you are the true owner of the Debt and have the right to sell the Debt to us and no other party has any charge, trust, lien, pledge, interest, tracing or other rights in respect of the Debt, or the goods the subject matter of the Debt, which would affect our title to the Debt or our right to payment of the Debt;

11.1.3	the Debt has not been Notified to us previously;
11.1.4	your obligations under the Contract of Sale have been completely performed and the Customer will pay the Debt without raising any dispute, retention, set off or counterclaim;
11.1.5	you do not owe any obligations to the Customer which may reduce the Notified Value of the Debt payable by the Customer;
11.1.6	the Debt is owed by a Customer who has an established place of business in the UK or, if we have agreed to purchase your Export Debts, in an Accepted Country;
11.1.7
in deciding to extend credit to the Customer, you made all reasonable enquiries about the creditworthiness of the Customer that a prudent supplier would undertake and have told us of any adverse information you know about the Customer’s financial position;

11.1.8	the details of the invoice(s) evidencing the Debt as set out in the relevant Invoice Schedule are accurate;
11.1.9	the correct name and address of the Customer are stated on every invoice and document evidencing the Contract of Sale; and
11.1.10	you hold all necessary licences and authorities to enter into the Contract of Sale and for the Customer to pay the Debt to us.
11.2	You warrant to us that:
11.2.1
prior to the Commencement Date, you have told us about all material information that may have influenced our decision to enter into this Agreement with you or to enter into any guarantee or indemnity with any Guarantor; and

11.2.2
all balance sheets, profit and loss accounts, management accounts and other accounting records relating to your business or that of an Associate or Guarantor which you provided to us prior to the Commencement Date or which you supply to us during the duration of this Agreement are accurate and correct.

11.3	If you are required by us to assign the benefit of any policy of credit insurance, you warrant to us that:
11.3.1	you have disclosed to the insurer every fact or matter which you know or ought to know might influence the insurer in relation to the issue or continuance of cover under the policy;
11.3.2	you have fully complied with the terms of the policy;
11.3.3	you have not done or omitted to do anything which might invalidate the policy; and
11.3.4	you will promptly submit and recover all claims relating to Debts which you are entitled to make under the policy;
11.3.5
and you undertake to us that you will continue to comply with the warranties set out in this condition 11.3 for the duration of this Agreement and will pay any premiums when due, hold any sums received from an insurer in respect of Debts on trust for us and tell us immediately if the policy shall be cancelled or lapse.

11.4	Your compliance with condition 10 and this condition 11 of this Agreement are of the essence of this Agreement.
12.	Computerised Services
12.1	If we have agreed to provide you with our Computerised Services, the provisions of this condition 12 will apply.
12.2
This condition 12 shall apply to all Messages exchanged between us using the electronic data interchange network operated by us. We both agree that such Messages shall be transmitted in accordance with any user manual or procedures communicated in writing by us to you.

12.3	You undertake:
12.3.1	at your expense, to make suitable contingency arrangements to cover system, communication or operating failures or the suspension or withdrawal of the Computerised Services;
12.3.2	to ensure that all Messages you send are correct and complete;
12.3.3	to use the Computerised Services only for your own needs and for the purpose of this Agreement.
12.4	You have a non-transferable licence to use the Computerised Services for the duration of this Agreement or the earlier termination of such Computerised Services by us.
12.5	We shall have the right to alter the extent of the Computerised Services at any time without notice to you.
12.6	Each of us agrees to:
12.6.1
notify the other immediately if either of us knows or suspects that there has been any failure, delay, error, defect, corruption, fraud or breach of security in sending or receiving any Message or any misuse of or breach of secrecy in respect of any of the matters referred to in condition 12.6.3 and to co-operate in resolving such matters;

12.6.2
take all appropriate steps and establish and maintain all appropriate procedures so as to ensure that as far as is reasonably practicable Messages are properly stored, are not accessible to unauthorised persons, are not altered, lost or destroyed and are capable of being retrieved only by properly authorised persons;

12.6.3	keep secret and confidential the method of operation of the Computerised Services, all access telephone numbers, user numbers, passwords, test keys, access codes and security procedures;

12.6.4	accept the integrity of all Messages and to give them the same status as if they had been in writing unless it can be shown that they have been corrupted as a result of technical failure;
12.6.5	delete any Message that is not intended for either of us and notify the other party that it has done so; and
12.6.6
maintain a Data Log of Messages sent and received and store such Data Log unmodified for 12 months after the termination of this Agreement. Each Data Log will be made available to the other party on request. Our Data Log will be conclusive evidence of the Messages sent and received by us, the constituents of such Messages and the times at which they were sent and received, in the absence of manifest error.

12.7
Each Message must identify the sender and recipient and include a means of verifying the authenticity of the Messages either through a technique used in the Message or provided in any user manual or procedures communicated in writing by us to you.

12.8
The copyright and all other rights in the Computerised Services provided by us or by our licensors shall at all times remain vested in us or, if the terms of any contract between us and our licensors so specify, in our licensors.

12.9	We may act on any Message ostensibly sent by you even if it did not originate from you or the person purporting to send such Message had no authority to do so.
12.10	You accept that:
12.10.1
information communicated through our Computerised Services may be updated by us at any time and we shall not be under an obligation to make a payment to you even if your accounts show that you have Available Funds or we have acknowledged a Message containing a payment request;

12.10.2	we shall not be liable for any delay in performing any of our obligations under this condition 12 in respect of the Computerised Services which is caused directly or indirectly by:
12.10.2.1	any downtime, unavailability, failure or malfunction of computer hardware, equipment or software, or of any telephone line or other communication system, service, link or equipment;
12.10.2.2	the alteration, suspension or withdrawal of the Computerised Services;
12.10.2.3	any error or discrepancy in any Message received by us; or
12.10.2.4	abnormal operating conditions or any unforeseeable event including those set out in condition 17.1.1.
12.11
You will indemnify us against all liabilities, damages and expenses arising out of the transmission by you or receipt by us of or our relying or acting on incorrect or inaccurate information or our not receiving a Message from you.

12.12
We shall be entitled, without liability to you or giving you notice, at any time to suspend or withdraw the operation of the Computerised Services after which no further Messages shall be sent or enquiries shall be made by either of us until we have agreed to reactivate the Computerised Services.

12.13
The Computerised Services will be withdrawn automatically upon termination of this Agreement. Upon the withdrawal of the Computerised Services, you will immediately deliver to us all documents, equipment and copies of software supplied by us to you for use in connection with the Computerised Services.

12.14	We reserve the right to charge you for new versions or updates of the Computerised Services or their reconfiguration due to any misuse of the Computerised Services by you.

12.15	If you upload and send invoice details to us electronically, the Invoice Schedules shall be treated as containing the following notice to us:

“We hereby assign each of the Debts evidenced by the invoices listed below and confirm that we have complied with all the warranties and undertakings given by us in the agreement between us for the purchase of Debts and in particular that the Contract of Sale under which each Debt arises has been fully performed.”

13.	Communications with third parties
13.1	You authorise us to:
13.1.1	contact your Customers for the purpose of collecting and verifying Debts;
13.1.2	provide your auditors, bankers, accountants and other professional advisers with such information about your dealings with us as they may request; and
13.1.3	obtain from your auditors, bankers, accountants and other professional advisers such information as we may require.
13.2
You confirm that the persons identified in condition 13.1 are or will be authorised by you at all times to give such information and that you will provide us with proof that such authority has been given if we request it.

14.	Unlimited partnerships and sole traders
14.1
This condition 14 forms part of this Agreement if you are an unlimited partnership or sole trader. Conditions 14.2 to 14.8 only apply if you are an unlimited partnership. Condition 14.9 only applies if you are a sole trader.

14.2
Any reference in this Agreement to “you” shall be construed as a reference to each of your partners or your partnership and “your” shall be construed similarly. In condition 18.1, the words “and to act as the attorneys of each of your partners” shall be added after the words “to act as your attorneys”.

14.3	The undertakings and warranties contained in this Agreement shall be treated as being given by each of your partners and the obligations of the partners shall be joint and several.

14.4	You warrant that the partners identified in the Client Particulars comprise all of your partners and undertake to inform us in writing immediately if:
14.4.1	any person intends to join or any partner proposes to cease to be a member of your partnership;

14.4.2	you move your principal place of business to a location outside England and Wales; or

14.4.3	you change the name of your partnership from that stated in the Client Particulars.
14.5	Upon admitting a new partner to the partnership, you will procure that the new partner executes all documents that are required to make him bound by the terms of this Agreement.

14.6
Any partner who ceases to be a member of the partnership shall remain liable to us for all liabilities accrued under this Agreement until the service of a notice under condition 14.4.1 and our acknowledgement of such notice or, if later, the date on which he ceased to be a partner.

14.7
Despite any changes in the membership of your partnership, we may treat this Agreement as continuing on the same terms and we shall be entitled to account to you and exercise all rights of set off as if there had been no change.

14.8	We shall be entitled to:
14.8.1	release or conclude a compromise with any one or more of your partners without affecting our rights against the others;

14.8.2	give a demand to any partner and treat it as being delivered to all your partners;

14.8.3	treat a notice or demand from any of your partners as having been given by all of your partners;

14.8.4
treat this Agreement as binding upon any executor, administrator or personal representative of any of your partners and upon any committee, receiver, judicial factor, trustee or other persons lawfully acting on behalf of any of them; and

14.8.5	agree variations to this Agreement with any one or more of your partners.
14.9	If you are a sole trader:
14.9.1	you must obtain our written consent to your entering into a partnership with another person;
14.9.2	you undertake to inform us in writing immediately if you move your principal place of business to a location outside England and Wales; and
14.9.3
we shall be entitled to treat this Agreement as binding upon any executor, administrator or personal representative of your estate or upon any committee, receiver, judicial factor, trustee or other persons acting lawfully on your behalf.

14.10	You will indemnify us against any costs incurred by us in registering this Agreement in the Register of the Assignments of Book Debts.
14.11
You consent to the storing and processing of information about you in any way by us or any Bibby Group Company, which may be based within or outside the European Economic Area, for the purpose of providing services and finance to you and the other purposes set out in this condition 14.11. This information will be used by us and other Bibby Group Companies for:

14.11.1	training purposes;

14.11.2	credit or financial assessment;

14.11.3	market and product analysis;

14.11.4	making payments;

14.11.5	recovering monies;

14.11.6	preparing statistics;

14.11.7	developing, improving and marketing our services to you and other clients;

14.11.8	the protection of our interests (including establishing Credit Limits for the benefit of other clients or obtaining settlement of any liability of yours to us);

14.11.9	the prevention of fraud and money laundering; and

14.11.10	to decide whether to continue with this Agreement or to vary its terms.
14.12	We will tell you if we make a significant decision about you solely using an automated decision-making process, such as credit scoring. You may ask us to review that decision using other means.
14.13
We may from time to time make searches of the records relating to you compiled by the credit reference and fraud prevention agencies which we use. Such agencies will keep a record of our searches which will be seen by other organisations that make searches with them and may be used to prevent fraud or money laundering or make credit decisions about you.

14.14
It is important that you always give us accurate information. If at any time you give us or procure the giving of false or inaccurate information and we suspect fraud, we may record this with our credit reference and fraud prevention agencies. The agencies to whom such information is provided will use the information for statistical analysis about fraud and will also share it with other organisations to:

14.14.1	help make decisions on motor, household, credit, life and other insurance proposals and claims by you, members of your household or any other businesses associated with you; and

14.14.2	prevent fraud.
14.15	We may give information about you, the terms of this Agreement, your compliance with the terms of this Agreement, details of any breaches of this Agreement and any Debts to:
14.15.1
our credit reference and fraud prevention agencies, so that they and other organisations that search their records may assess applications for credit and credit-related services made by you or members of your household or by any other businesses associated with you, trace debtors, recover debts, prevent money laundering and fraud, manage your accounts or carry out statistical analysis relating to credit and financial services;

14.15.2	our or your insurers, so they can quote for and issue any policy or deal with any claims;
14.15.3	any Guarantor, so they can assess their obligations to us or so we can enforce such obligations against them under the relevant guarantee and/or indemnity;
14.15.4	our bankers or any advisers acting on our or your behalf, so they can carry out their services to us or you;
14.15.5	any business providing factoring or discounting facilities to whom you may wish to transfer, to facilitate such transfer;
14.15.6	any person with whom we may securitise the Debts or to whom we may wish to transfer the Debts, to facilitate such transactions;
14.15.7	anyone else to whom we novate or transfer our rights or duties under this Agreement, so they can comply with or enforce this Agreement; and

14.15.8	any Bibby Group Company, so they can assess your creditworthiness or decide whether to offer any further financial facilities to you.
14.16	From time to time we or other Bibby Group Companies may contact you by letter, phone, fax or email to:
14.16.1	keep you informed about services and products which we consider may be of interest to you; and
14.16.2	carry out market research about our services and products or those of third parties.

If you do not wish to receive such information, then please let us know by telling our Data Protection Compliance Officer, whose contact details are set out in condition 14.18. We will not pass information about you to other third parties for direct marketing purposes.

14.17	For training and/or security purposes your phone calls to us may be monitored and/or recorded.
14.18
If you want to have details of the credit reference agencies and other third parties referred to in this condition 14 from whom we have obtained and to whom we may give information about you, please contact the Data Protection Compliance Officer, Bibby Group of Factors, Packington House, 3-4 Horse Fair, Banbury, Oxfordshire OX16 0AA, telephone 0800 919592. You have a legal right to these details and, if you apply in writing, to receive a copy of the information we hold about you. A fee will be payable.

15.	Termination of this Agreement
15.1	We may immediately terminate this Agreement by written notice to you at any time after any of the following Termination Events:
15.1.1	a material breach by you of this Agreement or any other agreement to which we are both parties or between you and any Bibby Group Company;

15.1.2	your failure to deliver an Invoice Schedule to us during a period of 30 consecutive days where such failure is wholly attributable to any deliberate act or omission on your part;
15.1.3	your ceasing or threatening to cease to carry on your business as shown in the Client Particulars;
15.1.4
your Insolvency or the Insolvency of any director, shareholder, member or partner of yours except for the purpose of any reconstruction , amalgamation or a reorganisation, provided such reconstruction, amalgamation or reorganisation is approved in advance by us in writing;

15.1.5	the Insolvency or death of any Guarantor or the giving of notice of termination of a guarantee and/or indemnity given by a Guarantor;
15.1.6
any change in the ownership, directors, partners, members, Control, constitution, or composition of your business or adverse change in your financial position or performance which in our discretion we consider materially affects our rights under this Agreement;

15.1.7	any application by a creditor of yours for a third party debt order against us;
15.1.8	the termination of any waiver, consent, release, or priority arrangement given to us by any party who holds security over your assets;
15.1.9	your failure to discharge when due any material obligations owed by you to a third party for repayment of borrowed money;
15.1.10	the discounting or factoring by an Associate of its debts to a third party without our prior written consent;
15.1.11	the material breach or termination by you or any third party of any representation, warranty or undertaking in reliance upon which we entered into this Agreement;

15.1.12	the repayment by you of any loan made to you by an Associate without our prior written consent save for any repayment of principal or interest under the Destron Fearing Loan;
15.1.13	the material breach or termination of any agreement between us and any of your Associates; or
15.1.14
the disqualification of any of your directors from acting as a director or your conviction or the conviction of any shareholder, director, member of an LLP or partner of yours of a criminal offence involving dishonesty.

For the purposes of this clause 15.1 a “material breach” shall mean a serious or persistent default by you (or any Associate of yours) in the performance of any material covenant, condition or obligation binding on you (or any of your Associates) whether under the terms of this Agreement or under any agreement between us and any such Associate and the default is either incapable of remedy or is not remedied within five Working Days of the date upon which you receive from us a notice requiring you to remedy the relevant default.

15.2
The occurrence of a Termination Event may constitute the repudiation by you of this Agreement. Our acceptance of such repudiation may be communicated to you expressly in writing or inferred from our exercising our rights under condition 15.3.

15.3	Upon or at any time after a Termination Event (whether or not we exercise our right to terminate this Agreement) we may, with or without giving written notice to you:
15.3.1	reduce the Approved Funding Percentage to zero or to such other figure as in our discretion we shall decide;
15.3.2	cancel all Credit Limits;
15.3.3	designate all Approved Debts as Disapproved Debts;

15.3.4
require you to pay to us immediately any balance on your Current Account, the aggregate of all credit balances on your Customers’ accounts and all other sums which you owe to us under this Agreement or any other agreement;

15.3.5	require you to repurchase any Outstanding Debts at a price equivalent to that payable under condition 15.3.4;
15.3.6	increase the Factor’s Discount by 2%;
15.3.7	charge you the sum payable pursuant to condition 7.5; and
15.3.8	make a reserve against the Sales Ledger Control Account of such amount as we consider appropriate to cover any liabilities which you may owe to us under this Agreement or any other agreement.
15.4
Upon your Insolvency or ceasing to trade, in the event that any sum charged to you under condition 7.5 is less than an amount equivalent to 10% of the Notified Value of all Debts Outstanding at the date of the onset of Insolvency or cessation of trading, we may charge you a collection fee equivalent to the difference between (1) the sum charged under condition 7.5 and (2) 10% of the Notified Value of all Debts Outstanding at the date of the onset of Insolvency or cessation of trading (which we may debit to your Client Account at any time after such date). Such collection fee is to cover the additional administrative work we will be required to undertake to collect Debts after such events. You acknowledge that such collection fee represents a genuine pre-estimate of the loss we are likely to sustain in consequence of these events.

15.5	Following a notice from you to terminate this Agreement under condition 2.1, we may, with or without giving notice to you, exercise the same rights as are set out in condition 15.3.8.

15.6	Upon the termination of this Agreement:
15.6.1	all Approved Debts shall automatically be Disapproved Debts;

15.6.2	you must repurchase all Outstanding Debts from us at a price equivalent to that payable under condition 15.3.4;
15.6.3
the ownership of all Debts coming into existence prior to the date of termination will continue to vest in us and our respective rights and obligations under this Agreement shall continue to apply until the repurchase of the Debts under condition 15.6.2 has been completed.

15.7
You will indemnify us against any claim by a Customer to repayment of any sum paid to us by mistake or for a consideration which has wholly failed or which is set aside under insolvency law, whether such claim shall be communicated to us before or after the termination of this Agreement or the making of any payment under condition 15.6.2.

16.	Variation, assignment and novation of this Agreement
16.1
Except as provided in this Agreement, any variation of this Agreement will only take effect when it is in writing and signed on our behalf by a director or authorised officer or attorney and by you or a person acting lawfully on your behalf.

16.2	You agree to the novation and/or assignment by us to any other party of any or all of our rights and obligations under this Agreement.
16.3	This Agreement shall be binding upon and be effective for the benefit of our successors and assignees and, where appropriate, references to “we” or “us” shall include such successors and assignees.
16.4	You will not without our prior written consent assign or delegate any of your rights or obligations under this Agreement.
17.	Liability and waivers
17.1	We shall not be liable to you:
17.1.1
if we are unable to perform our obligations under this Agreement as a result of an unforeseen event including any circumstances outside our reasonable control, exchange control, governmental or legal requirements, an act of God, the outbreak of war, any terrorist act, resolution, civil insurrection, strike, industrial action or failure of postal, communications or banking services; or

17.1.2	for any consequential or indirect loss of or damage to the goodwill or profits of your business.
17.2
If we decide not to enforce any term of this Agreement against you, we shall not be precluded from subsequently enforcing that or any other term of this Agreement against you nor shall any waiver or apparent waiver by us of a breach by you of your obligations imply our consent to any subsequent breach.

17.3	You accept that the terms of this Agreement are reasonable but if any provision is determined to be invalid, the remainder of this Agreement will not be affected.
18.	Power of attorney
18.1
To ensure that you perform all your obligations under this Agreement and as security for all sums due to us, you irrevocably appoint us and our directors, company secretary and other officers at any time, jointly and each of them severally, to act as your attorneys as we or they consider necessary to:

18.1.1	perfect our title to any Debt, Related Rights or Returned Goods;

18.1.2	sign deeds and documents (including Invoice Schedules);

18.1.3	endorse or negotiate any cheques or other instruments;

18.1.4	obtain payment of Debts;

18.1.5	institute, conduct or defend any proceedings;

18.1.6	settle any indebtedness owed by you either to us or any Customer;
18.1.7	secure the performance of any of your obligations to us or to any Customer;

18.1.8	secure the performance of any of your obligations under a policy of credit insurance in which we have an interest;
18.1.9	take any other action which we consider reasonably necessary or expedient.
18.2	This appointment shall endure both during and after the termination of this Agreement until all sums due to us have been paid.
18.3	You also irrevocably appoint any assignee of ours or any person to whom we may novate this Agreement to perform any of the acts set out in this condition 18.
18.4	We may appoint and remove a substitute attorney for any of such acts.
18.5	You agree to ratify any act performed under these powers.
19.	Service of notices
19.1	Any notice from us to you may be served by delivery at or posting to: 19.1.1 your address stated in the Client Particulars;
19.1.2	such other address in the UK as you may have advised us for the purpose of this condition 19;
19.1.3	any address at which you carry on business;
19.1.4	your registered office (if you are a company or LLP); or
19.1.5	your last known residential or business address (if you are a sole trader or partner of an unincorporated partnership).
19.2
Such notice may also be given by facsimile transmission or by email or handed to you (if you are a sole trader), any partner (if you are a partnership or LLP) or director of yours (if you are a limited company).

19.3	Any such notice will be treated as served:
19.3.1	if delivered, at the time of delivery;

19.3.2	if sent by post, 48 hours from the time of posting;

19.3.3	if sent by facsimile transmission or email, at the time of transmission; and

19.3.4	if handed personally, at the time of handing over.
19.4	Any notice in writing by you to us under this Agreement shall be effective at the time it is received by us at our registered office.
20.	Governing law
This Agreement shall be governed and interpreted by English Law. You will submit to the exclusive jurisdiction of the English courts.
21.	Definitions
21.1	The following words shall have the meanings as set out after each:

“Accepted Country”	All countries other than any country expressly excluded in the Special Conditions.

“Allowances”	Any discount, credit, debit or set off claimed by a Customer or other adjustment which reduces the Notified Value of a Debt.

“Approval Period”	The period stated in clause 14 of the Particulars at the end of which we may exercise our right of Recourse.

“Approved Currency”	The Euro, United States Dollar and any other currencies that we may tell you in writing.

“Approved Debt”	A Debt Notified to us:

(1) which is within the relevant Credit Limit;

(2) which has not become a Disapproved Debt pursuant to conditions 5.7 and 5.8; and

(3) in respect of which we have not exercised our right of Recourse.

“Approved Funding Percentage”	The percentage specified in clause 5 of the Particulars which will be applied against the value of Approved Debts to calculate the Available Funds.

“Associate”	Means any business or other operation of yours situated in the United Kingdom which is:

(1) Any subsidiary or holding company of yours (as defined in s736 and s736A of the Companies Act 1985 as amended by the Companies Act 1989);

(2) any other form of associate of yours (as defined by s184 of the Consumer Credit Act 1974);

(3) any director, partner, shareholder or employee of yours; and

(4) any company, LLP partnership or business in which you or any Associate has a material interest.

“Available Funds”	An amount calculated by applying the Approved Funding Percentage against the aggregate value of Approved Debts and deducting from such sum the balance on your Current Account, and subject to the restrictions in condition 6.8.

“Banking Day”	A day (other than a Saturday or a Sunday) on which banks are open for business in London.

“Bibby Group Company”	Bibby Financial Services Limited (registered number 3530461) and any company which is a subsidiary of that company or any subsidiary of such subsidiary (as defined in s.736 and s.736A the Companies Act 1985, as amended by the Companies Act 1989).

“Client Account”	An account maintained by us to record the aggregate value of all Debts (after deduction of any credit notes and Allowances), payments by us to you and charges payable pursuant to condition 7.

“Client Particulars”	The matters referred to in the section of this Agreement headed “Client Particulars”.

“Client Statement”	A statement summarising the transactions recorded on your Client and Sales Ledger Control Accounts which we will send to you at the end of each month.

“Collection”	Any form of payment made to us in cleared funds which is tendered in or towards the discharge of a Debt.

“Commencement Date”	The date stated in clause 1 of the Particulars on which this Agreement will begin.

“Computerised Services”	The services available through our computer system described in our Computerised Services user manual, including electronic data interchange.

“Contract of Sale”	Any contract made by you for the supply or hire of goods or the provision of services to a Customer.

“Control”	The ability of the owners of a business to direct how the affairs of a company, LLP or partnership shall be managed.

“Credit Limit”	The maximum amount determined by us up to which Debts due from a Customer may be designated as Approved Debts.

“Credit Note Limit”	The limit excluding VAT up to which you may issue and send credit notes to your Customers without obtaining our prior agreement.

“Credit Note Schedule”	A form by which you will Notify credit notes to us.

“Current Account”	An account that records the amount due at any time from you to us or us to you.

“Customer”	Any person who incurs an obligation to make payment under a Contract of Sale.

“Customer Concentration Percentage”	The percentage stated in clause 6 of the Particulars or which we tell you in writing is the maximum percentage of all Outstanding Approved Debts against which we may allow Prepayments to be made in or towards the payment of the Purchase Price of Debts due from the same Customer.

“Data Act”	The Data Protection Act 1998.

“Data Log”	A record of Messages exchanged between you and us.

“Data Subject”	The corresponding definition set out in the Data Act.

“Debt”	Any present, future or contingent obligation of a Customer to make payment under a Contract of Sale (including the right to recover sums due following the determination, assessment or agreement of such obligation), interest, Value Added Tax and all duties and charges.

“Disapproved Debt”	Any Debt which is not an Approved Debt.

“Disbursements”	All costs, claims, charges and expenses incurred in connection with this Agreement, including the cost of our employing accountants, solicitors and other professional advisers, and using credit and fraud prevention agencies, all bank charges and such other charges as we shall tell you in writing from time to time.

“Export Debt”	A Debt evidenced by an invoice addressed to a Customer who is domiciled or carries on business outside of the UK.

“Factor’s Discount”	A charge calculated at the rate stated in clause 11 of the Particulars on the balance on your Current Account owing from you to us.

“Fee”	A charge for the services provided by us to you calculated in the manner stated in clause 8 of the Particulars.

“Funding Limit”	The maximum permitted amount, as stated in clause 12 of the Particulars or which we tell you in writing, on your Current Account at any time.

“Guarantor”	A person who has given a guarantee and/or indemnity in respect of your obligations to us under this Agreement or any other agreement and/or in respect of your obligations to any Bibby Group Company under any agreement with such company.

“Initial Debts”	The Debts Outstanding at the Commencement Date.

“Insolvent”	(1) In relation to a company or LLP:

1.1 the convening of a meeting of creditors for the purpose of winding up the company or LLP or any other purpose referred to in the Insolvency Act 1986 or the Enterprise Act 2002;

1.2 the presentation of a petition or the making of an order for the winding up of the company or LLP;

1.3 the appointment of an administrator or the presentation of a petition for an administration order under the Insolvency Act 1986;

1.4 the appointment of a receiver, administrative receiver, liquidator, provisional liquidator or judicial factor of all or any part of the property of the company or LLP;

1.5 the dissolution of the company or LLP; or

1.6 the commencement of a moratorium under the Insolvency Act 2000.

(2) In relation to an individual:

2.1 the presentation of a petition or the making of an order for his bankruptcy or sequestration; or

2.2 the granting of a trust deed for his creditors.

(3) In relation to a partnership:

3.1 the presentation of a petition or the making of an order for the winding up or administration of the partnership; or

3.2 the presentation of a petition or the making of an order for the bankruptcy or sequestration of any partner of the firm.

(4) In relation to any person:

4.1 the service of a statutory demand under the Insolvency Act 1986;

4.2 any creditor attaching, taking possession of, distraining or executing against, sequestrating, levying on, exercising rights of lien on or enforcing security rights against or obtaining an order restraining the disposal of any part of the person’s income or assets;

4.3 the entry of judgment or the making of any order or award for the payment of money to another party which remains unsatisfied for a period of 5 Working Days;

4.4 entering into a voluntary arrangement or the appointment of any nominee or supervisor under the Insolvency Acts 1986 or 2000 or any informal arrangement or composition in satisfaction of debts with creditors; or

4.5 being deemed insolvent under the Insolvency Act 1986.

“Insolvency” shall be construed accordingly.

“Invoice Schedule”	A form by which you will specifically assign each Debt to us.

“Letter of Offer”	A letter in which we proposed to you the principal terms upon which we would enter into this Agreement.

“LIBOR”	On or after 11.00am on the first Banking Day of each calendar month:

(1) the three month Screen Rate; or

(2) (if no Screen Rate is available for the relevant currency on the first Banking Day of any calendar month) the arithmetic mean of the three month rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market.

“LLP”	A limited liability partnership incorporated and registered under the Limited Liability Partnerships Act 2000.

“Message”	Data transmitted electronically between you and us.

“Minimum Fees”	The minimum amount of Fees (excluding Refactoring and Retrospective Fees) which you will pay to us for each period as stated in clause 10 of the Particulars commencing from the first day of the month following the Commencement Date.

“Minimum Notice Period”	The minimum length of notice, as stated in clause 3 of the Particulars, each of us must give to the other to terminate this Agreement after expiry of the Minimum Period.

“Minimum Period”	The minimum length of time that this Agreement will endure, as stated in clause 2 of the Particulars, unless terminated by us pursuant to condition 15.

“Non-notifiable Debts”	Debts owned by us under this Agreement which you are not required to Notify to us until we tell you including those referred to in the Special Conditions.

“Notification”	The method (in writing and/or electronically using our Computerised Services, as we shall agree in writing with you) by which you will specifically assign each Debt to us and tell us of the existence of credit notes.

“Notified Value”	The amount of a Debt including VAT as stated in an Invoice Schedule and before deducting any Allowances.

“Notify”	The specific assignment of a Debt by its inclusion in an Invoice Schedule or the inclusion of a credit note in a Credit Note Schedule. “Notified” shall be construed accordingly.

“Outstanding”	A Debt remaining wholly or partly unpaid.

“Particulars”	The matters referred to in the section of this Agreement headed “Particulars”.

“Prepayment”	Any sum paid by us to you on account of the Purchase Price of a Debt.

“Purchase Price”	The amount payable by us to you for each Debt calculated in accordance with condition 4.1.

“Recourse”	Our right to require you to repay immediately any Prepayment.

“Refactoring Fee”	A charge calculated in the manner stated in clause 9 of the Particulars.

“Reference Banks”	In relation to LIBOR the principal London offices of Barclays Bank plc, Lloyds TSB Bank plc and Royal Bank of Scotland plc or such other banks as we may tell you.

“Related Rights”	In relation to each Debt and all Returned Goods:

(1)  all your rights (but not obligations) as an unpaid vendor or under the relevant Contract of Sale including your rights to the payment of interest, the return of goods, of lien and stoppage in transit;

(2) the benefit of all insurances, securities, guarantees and indemnities;

(3) the right to any documents of title to the goods; and

(4) the right to all accounting records relating to the Debt and all documents evidencing the Contract of Sale and its performance.

“Retrospective Fee”	A charge, as stated in clause 7 of the Particulars, for the services to be provided by us in respect of the Initial Debts.

“Returned Goods”	Any goods relating to a Contract of Sale giving rise to a Debt which a Customer shall reject or return or intimate a wish to do so or which you or we shall recover from a Customer.

“Sales Ledger Control Account”	An account recording the Notified Value of Outstanding Debts less such Allowances and reserves as we shall apply to the account.

“Screen Rate”	In relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, we may specify another page or service displaying the appropriate rate.

“Special Conditions”	The conditions specified in the section of this Agreement headed “Special Conditions”.

“Standard Conditions”	The conditions set out in this part of this Agreement.

“Sterling”	The lawful currency from time to time of the UK.

“Termination Event”	Each event described in condition 15.1.

“UK”	The United Kingdom of Great Britain and Northern Ireland, the Channel Islands and the Isle of Man.

“UK Debt”	A Debt evidenced by an invoice addressed to a Customer who is domiciled or carries on business in the UK.

“Working Day”	Every day except Saturday, Sunday and bank and public holidays.

21.2	Any reference to a statute includes any amendment, replacement or re-enactment of it and of any code of practice, order, rule or regulation made under it.
21.3	The singular includes the plural and vice versa and any reference to any gender shall include any other gender.
21.4
The meaning of general words introduced by the word “other” shall not be limited by reference to any preceding word or indicating a particular class of acts, matters or things. The expression “including” shall mean “including without limitation”.

21.5
Where in any place outside England and Wales the meaning of a word or expression used in this Agreement is to be construed and such word or expression has no counterpart in that place, it shall, unless the context otherwise requires, have the meaning of its closest equivalent in that place.